Exhibit 99.1

Asure Appoints Former Calix, Arista Networks, and Amazon International CFO Kelyn Brannon as Chief Financial Officer

AUSTIN, Texas, September 25, 2017 — Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, has appointed Kelyn Brannon as its new chief financial officer, effective October 2, 2017.

Recognized as a strong financial leader and a strategic contributor to organizations at every level of their business, Brannon brings to Asure more than 30 years of executive experience in accounting, finance and management. At Asure Brannon will be responsible for the financial and business operations of the rapidly growing company.

“Kelyn is the right person and the best fit to lead the financial aspects of Asure’s long-term growth plans,” said company CEO Pat Goepel. “She has extensive experience in developing financial processes and implementing valuable protocols for leading growth companies at critical phases of their development. We are confident that she will be of great value to our organization, as we continue to extend the breadth of our services and expand our client base in the years ahead.”

Brannon’s illustrious career includes tenures as a CFO as well as a CEO at several leading enterprises, including Amazon, Calypso Technology, Calix, and Arista Networks. While serving as CFO of Arista Networks, Brannon successfully led a $4 billion accelerated IPO process, reduced worldwide tax liability by 3% through reorganization efforts, and helped nearly double the company’s revenue run-rate to more than $700 million, all while managing personnel growth from 500 to over 1200 individuals worldwide. Brannon also held senior finance positions at Sun Microsystems, Lexmark International, and Ernst & Young, and is a member of the American Institute of Certified Public Accountants.

“I’m thrilled to be joining Asure’s leadership team at such an exciting time in the company’s development,” added Brannon. “Asure’s solid financial and operational momentum, recent strategic acquisitions, industry-leading service offering and overall market reach have ideally positioned us for success not only in 2017 but also well into the future.”

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. The company’s cloud platforms enable more than 80,000 clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. For more information, visit us at www.asuresoftware.com.

Contact Information
Stacy Zellner, Director of Marketing
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Investor Relations
Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com